The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the "Offering Documentation"). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

                     Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class X, Class 3-X, Class LT-R, Class 3-LT-R, Class R and Class 3-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

                                              Interest Rate         Interest Rate
                                           Formula or Interest   Formula or Interest                                     Initial
                                           Rate (until related   Rate (after related                                   Certificate
        Related      Class       Initial     Initial Optional      Initial Optional                                     Ratings(6)
        Mortgage   Principal     Interest      Termination           Termination                          Interest    --------------
Class     Pool     Amount(1)     Rate(2)       Date)(3)(5)           Date)(4)(5)        Principal Type      Type      S&P    Moody's
-----   --------   ---------     -------   -------------------   -------------------    --------------    --------    ---    -------
1-A1       1     $145,377,000     5.400%    LIBOR plus 0.080%     LIBOR plus 0.160%      Super Senior     Variable    AAA      Aaa
                                                                                                            Rate
1-A2       1      $77,745,000     5.480%    LIBOR plus 0.160%     LIBOR plus 0.320%      Super Senior     Variable    AAA      Aaa
                                                                                                            Rate
1-A3       1     $223,122,000     5.440%    LIBOR plus 0.120%     LIBOR plus 0.240%      Super Senior     Variable    AAA      Aaa
                                                                                                            Rate
1-A4       1     $ 36,228,000     5.550%    LIBOR plus 0.230%     LIBOR plus 0.460%      Super Senior     Variable    AAA      Aaa
                                                                                                            Rate
1-A5       1     $ 53,608,000     5.550%    LIBOR plus 0.230%     LIBOR plus 0.460%     Senior Support    Variable    AAA      Aaa
                                                                                                            Rate
2-A1       2     $232,000,000     7.000%          7.000%                7.000%              Senior       Fixed Rate   AAA      Aaa
M1        1, 2   $ 12,495,000     5.600%    LIBOR plus 0.280%     LIBOR plus 0.420%      Subordinated     Variable    AA+      Aa1
                                                                                                            Rate
M2        1, 2   $ 10,829,000     5.620%    LIBOR plus 0.300%     LIBOR plus 0.450%      Subordinated     Variable    AA+      Aa2
                                                                                                            Rate
M3        1, 2   $  7,080,000     5.650%    LIBOR plus 0.330%     LIBOR plus 0.495%      Subordinated     Variable    AA       Aa3
                                                                                                            Rate
M4        1, 2   $  5,831,000     5.710%    LIBOR plus 0.390%     LIBOR plus 0.585%      Subordinated     Variable    AA        A1
                                                                                                            Rate
M5        1, 2   $  4,998,000     5.730%    LIBOR plus 0.410%     LIBOR plus 0.615%      Subordinated     Variable    AA-       A2
                                                                                                            Rate
M6        1, 2   $  4,165,000     5.800%    LIBOR plus 0.480%     LIBOR plus 0.720%      Subordinated     Variable    A+        A3
                                                                                                            Rate
M7        1, 2   $  7,080,000     6.270%    LIBOR plus 0.950%     LIBOR plus 1.425%      Subordinated     Variable    A        N/R
                                                                                                            Rate
M8        1, 2   $  4,165,000     6.820%    LIBOR plus 1.500%     LIBOR plus 2.250%      Subordinated     Variable    A-       N/R
                                                                                                            Rate
M9        1, 2   $  5,414,000     7.070%    LIBOR plus 1.750%     LIBOR plus 2.625%      Subordinated     Variable    BBB-     N/R
                                                                                                            Rate
WF-1       3     $102,124,000     7.000%          7.000%                7.000%              Senior       Fixed Rate   AAA      Aaa
WF-M1      3     $  3,773,000     6.040%          6.040%                6.040%           Subordinated    Fixed Rate   AA+      Aa1
WF-M2      3     $  4,671,000     6.090%          6.090%                6.090%           Subordinated    Fixed Rate   AA       Aa2
WF-M3      3     $  1,197,000     6.140%          6.140%                6.140%           Subordinated    Fixed Rate   AA-      Aa3
WF-M4      3     $  2,695,000     6.340%          6.340%                6.340%           Subordinated    Fixed Rate    A        A3
WF-M5      3     $  1,497,000     6.980%          6.980%                6.980%           Subordinated    Fixed Rate  BBB+      Baa2
WF-M6      3     $    658,000     7.000%          7.000%                7.000%           Subordinated    Fixed Rate   BBB      Baa3
WF-M7      3     $    958,000     7.000%          7.000%                7.000%           Subordinated    Fixed Rate  BBB-      Ba2

----------
(1)   These balances are approximate as described in the prospectus supplement.

(2)   Reflects the interest rate as of the January 31, 2007 closing date.

(3) Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans in pool 1 and Pool 2 (in the aggregate) or the mortgage loans in pool 3, as applicable, as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans."

(4) Reflects the interest rate formula or interest rate if the option to purchase the mortgage loans in pool 1 and pool 2 (in the aggregate) or the mortgage loans in pool 3, as applicable, is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans."

(5) Each interest rate or interest rate formula, is subject to the applicable net funds cap, as described in the prospectus supplement under "Summary of Terms--The Certificates--Payments on the Certificates--Interest Payments."

(6) The designation "N/R" means that the specified rating agency will not publicly rate the certificates of that class.

      The offered certificates will also have the following characteristics:

                                                    Final Scheduled      Expected Final
         Record   Delay/Accrual  Interest Accrual    Distribution        Distribution         Minimum        Incremental     CUSIP
Class    Date(1)    Period(2)       Convention          Date(3)             Date(4)       Denominations(5)  Denominations    Number
-----    -------  -------------  ----------------   ---------------      --------------   ----------------  -------------    ------
1-A1       DD         0 day         Actual/360     February 25, 2037     April 25, 2009       $ 25,000            $1       525241AA3
1-A2       DD         0 day         Actual/360     February 25, 2037   September 25, 2013     $ 25,000            $1       525241AB1
1-A3       DD         0 day         Actual/360     February 25, 2037   September 25, 2013     $ 25,000            $1       525241AC9
1-A4       DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $ 25,000            $1       525241AD7
1-A5       DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $ 25,000            $1       525241AE5
2-A1       CM         24 day          30/360       February 25, 2037    January 25, 2014      $ 25,000            $1       525241AF2
M1         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AG0
M2         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AH8
M3         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AJ4
M4         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AK1
M5         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AX3
M6         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AY1
M7         DD         0 day         Actual/360     February 25, 2037    January 25, 2014      $100,000            $1       525241AZ8
M8         DD         0 day         Actual/360     February 25, 2037    November 25, 2013     $100,000            $1       525241BA2
M9         DD         0 day         Actual/360     February 25, 2037    November 25, 2012     $100,000            $1       525241BB0
WF-1       CM         24 day          30/360        January 25, 2037    February 25, 2015     $ 25,000            $1       525241AL9
WF-M1      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AM7
WF-M2      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AN5
WF-M3      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AP0
WF-M4      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AQ8
WF-M5      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AR6
WF-M6      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AS4
WF-M7      CM         24 day          30/360        January 25, 2037    February 25, 2015     $100,000            $1       525241AT2

----------
(1) DD = For any distribution date, the close of business on the business day immediately before that distribution date. CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2) 0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on January 25, 2007 for the first interest accrual period) and ending on the day immediately preceding the related distribution date. 24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3) The final scheduled distribution date for the group 1 senior certificates, the group 2 senior certificates and the group 1-2 subordinate certificates is based upon the first distribution date after the date of the last scheduled payment of the latest maturing thirty-year mortgage loan (in the case of pool 1 and pool 2). The final scheduled distribution date for the group 3 senior certificates and the group 3 subordinate certificates is based upon the first distribution date after the date of the last scheduled payment of the latest maturing mortgage loan (in the case of pool 3).

(4) The expected final distribution date, based upon (a) 100% of the applicable prepayment assumption for the related mortgage pool, as described under "Yield, Prepayment and Weighted Average--Weighted Average Life", (b) the applicable modeling assumptions for the related mortgage pool used in the prospectus supplement, as described under "Yield, Prepayment and Weighted Average Life--Weighted Average Life" and (c) assuming the option to purchase the mortgage loans for the related mortgage pool(s) is exercised by the master servicer at the applicable earliest possible distribution date, as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans."

(5) With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.